Exhibit 3.01

USE BLACK INK ONLY DO NOT HIGHLIGHT	ABOVE SPACE 13 FOR OFFICE USE ONLY

Certificate of Amendment to Articles of incorporation

For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.	Name of corporation:

CLICKER INC.

2.	The articles have been amended as follows: (provide article numbers, if available)
The articles of incorporation of the Corporation are hereby amended by replacing Article IV, in its entirety, with the following:
"Article IV
CAPITALIZATION

The Corporation is authorized to issue two classes of stock. One class of stock shall be Common Stock, par value $0.001. The Preferred Stock, or any series thereof, shall have such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the.."

[Please see attached for the full text of the amendment]

3.
The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required In the case of a vote by classes or series, or as may be required by the provisions of the articles of Incorporation' have voted in favor of the amendment is:                                                                                   55.55%

4.	Effective date and time of filing: (optional) Date: 02/27/2012 Time:
(must not be later than 90 days after the certificate Is filed)
5. Signature: (required)

Signature of Officer

*if any proposed amendment would alter or change any preference or any r Wive or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each dass or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Proof .After Rtvised. 8.31:11

CERTIFICATE OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
CLICKER INC.

The undersigned, being the Chief Executive Officer and Secretary of CLICKER INC., a corporation existing under the laws of the State of Nevada, do hereby certify under the seal of the said corporation as follows:

1.           The articles of incorporation of the Corporation are hereby amended by replacing Article IV, in its entirety, with the following:

“ARTICLE IV
CAPITALIZATION

The Corporation is authorized to issue two classes of stock.  One class of stock shall be Common Stock, par value $0.001.  The second class of stock shall be Preferred Stock, par value $0.001.  The Preferred Stock, or any series thereof, shall have such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the board of directors and may be made dependent upon facts ascertainable outside such resolution or resolutions of the board of directors, provided that the matter in which such facts shall operate upon such designations, preferences, rights and qualifications; limitations or restrictions of such class or series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock by the board of directors.

Upon effectiveness of a one-for-300 reverse stock split of the Corporation’s Common Stock, all issued and outstanding shares, on February 27, 2012, the effective date, shall be consolidated to the extent that the issued and outstanding shares of Common Stock shall be reduced from 139,594,139 prior to the reverse split to approximately 465,314 following the reverse stock split. No fractional shares shall be issued. In lieu of issuing fractional shares, the Corporation will issue to any stockholder who otherwise would have been entitled to receive a fractional share as a result of the reverse stock split an additional full share of its Common Stock.

The total number of shares of stock of each class which the Corporation shall have authority to issue and the par value of each share of each class of stock are as follows:

Class	Par Value	Authorized Shares
Common	$0.001	500,000,000
Preferred	$0.001	5,000,000
	Totals:	505,000,000”

2.           The amendment of the certificate of incorporation herein certified has been duly adopted by the unanimous written consent of the Corporation’s Board of Directors and a majority of the Corporation’s stockholders in accordance with the provisions of the Nevada Revised Statutes.

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Certificate of Amendment of the Corporation's Articles of Incorporation, as amended, to be signed by Lloyd Lapidus, its Chief Executive Officer and Secretary, this 22nd day of February, 2012.

CLICKER INC.

By:	/s/ Lloyd Lapidus
Lloyd Lapidus, Chief Executive Officer

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